MAIDENFORM BRANDS, INC. REPORTS SECOND-QUARTER RESULTS

Bayonne, New Jersey, August 30, 2005—In its first quarterly earnings announcement since its shares of common stock began trading on the New York Stock Exchange on July 22, Maidenform Brands, Inc. (“Maidenform” or the “Company”) (NYSE: MFB), a global branded marketer of intimate apparel, today reported its financial results for the second-quarter and year-to-date periods ended July 2, 2005. Maidenform also reported continued progress in implementing the Company’s diversified growth strategy.

Highlights

▪	Net sales increased 8.9% for the second quarter of 2005 and 17.4% year-to-date versus the comparable prior-year periods

▪	Wholesale net sales were up 10.2% for the second quarter of 2005 and 20.5% year-to-date versus the comparable prior-year periods

▪	Net income improved to $2.6 million for the second quarter of 2005 and to $7.0 million year-to-date from losses of $10.0 million and $6.6 million, respectively, in the comparable prior-year periods

▪	Estimated cash tax rate of 5% to 7% will contribute to 2005 cash flow

▪	Amended senior credit facility implemented in June 2005 with significantly improved terms

▪	Transition to a 100% sourced production model completed in July 2005

“Our operational and financial performance in the second quarter reflects the continuing strength of our diversified product portfolio across our multi-channel distribution platform,” said Thomas J. Ward, Chief Executive Officer of Maidenform. “Our growth in the mass merchant channel both during the second quarter and year-to-date periods is consistent with our strategic business plan. With the closing of our last two company-owned manufacturing facilities in Mexico and Florida, we have now completed Maidenform’s strategic repositioning as a marketer, rather than a manufacturer, of some of the most recognized brands in the intimate apparel industry.” Mr. Ward continued: “We are pleased to begin this new chapter in the Company’s long and proud history by reporting that strategically, operationally and financially, Maidenform today is a dynamic enterprise well-positioned for growth and success. We are particularly excited about the third-quarter launch of our Dream Collection as we continue to introduce new products for consumers.”

Non-GAAP Financial Measures
The Company believes that certain non-GAAP (Generally Accepted Accounting Principles) measures and adjustments, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of this non-GAAP information to GAAP financial measures are presented in the financial tables that appear at the end of this press release.

Second-Quarter Financial Review
Commenting on the Company’s reported financial results, Dorvin D. Lively, Executive Vice President and Chief Financial Officer, said: “Our results for the second quarter as reported herein reflect the financial impact of several events that make year-to-year comparisons difficult. Nevertheless, we believe that after taking all adjustments into account, Maidenform demonstrated improved operating performance in both the second-quarter and year-to-date periods versus the comparable year-ago periods as presented in our non-GAAP discussions.”

Factors that affected the Company’s results in the second quarter of 2005 or in the second quarter of 2004 included:

▪	Expenses and purchase accounting adjustments associated with the May 2004 transaction in which Maidenform was acquired by Ares Corporate Opportunities Fund, L.P.;

▪	Severance related to the closing of the Company’s remaining manufacturing facilities in Mexico and Florida during 2005;

▪	Expenses related to Maidenform’s June 2005 debt refinancing; and

▪	Professional fees related to the Company’s July 2005 initial public offering.

Net sales were $102.3 million in the second quarter of 2005, up 8.9% from $93.9 million in the second quarter of 2004. Wholesale segment net sales increased 10.2% to $87.5 million in the second quarter of 2005, compared to $79.4 million in the second quarter of 2004. Gains in this segment were primarily due to higher sales in the mass merchant channel driven by increased penetration in the existing store base, new store growth and additional product placements. In the first quarter of 2005, we rolled out certain products to all stores of a major mass merchant and we launched a line of panties to a national chain. Retail segment net sales for the second quarter of 2005 increased 2.1% to $14.8 million, compared to $14.5 million in the second quarter of 2004, reflecting continued strong growth in internet sales year-over-year and modest same-store sales increases for the period. Maidenform operated 81 outlet stores at the end of the second quarter of 2005 as compared to 91 outlet stores at the end of the second quarter of 2004.

GAAP operating income was $13.3 million in the second quarter of 2005, compared to a loss of $9.4 million in the second quarter of 2004. Excluding the financial impact of the factors listed above in the Second-Quarter Financial Review, non-GAAP adjusted operating income increased by 2.0% to $15.1 million in the second quarter of 2005, compared to $14.8 million in the second quarter of 2004. This increase was driven by the 8.9% net sales increase during the quarter partly offset by lower gross margins in the current year quarter as compared to the prior-year quarter. These lower margins were primarily from increased manufacturing and overhead costs as a result of operating production facilities at less than optimum capacity as Maidenform phased out its internal manufacturing at the end of July 2005 and by increased net sales to off-price retailers.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $16.0 million in the second quarter of 2005, compared to a loss of $7.8 million in the second quarter of 2004. EBITDA, adjusted for the items discussed above in the Second-Quarter Financial Review, increased 9.2% to $17.8 million in the second quarter of 2005, up from $16.3 million for the second quarter of 2004.

GAAP net interest expense for the second quarter of 2005 was $8.0 million, up from $3.2 million for the second quarter of 2004. On June 29, 2005, the Company amended its credit facility, significantly reducing the interest rate on its funded debt. In connection with this amendment, the Company expensed $4.9 million of deferred financing costs. Excluding this item, non-GAAP adjusted net interest expense was $3.1 million for the second quarter of 2005 as compared to $3.2 million for the second quarter of 2004.

GAAP pre-tax income was $5.3 million in the second quarter of 2005, compared to a loss of $12.6 million in the second quarter of 2004. Non-GAAP adjusted pre-tax income was $12.0 million in the second quarter of 2005, an increase of 3.4% from $11.6 million in the second quarter of 2004.

The Company’s effective income tax rate was 51.3% in the second quarter of 2005, which reflects non-deductible expenses primarily associated with its initial public offering. Excluding these unusual adjustments as discussed above in the Second-Quarter Financial Review, the Company’s effective tax rate would have been approximately 40%. The Company’s cash tax rate, which represents the amount of taxes currently payable takes into consideration net operating loss carry-forwards and significant expenses and deductions related to the initial public offering, is currently estimated to be approximately 5% to 7% of pre-tax net income for full year fiscal 2005.

GAAP net income was $2.6 million and GAAP net loss available to common stockholders, after preferred stock dividends, was $11.5 million in the second quarter of 2005. This compares to a GAAP net loss of $10.0 million and a GAAP net loss available to common stockholders, after preferred stock dividends, of $12.1 million in the second quarter of 2004. Non-GAAP adjusted net income and non-GAAP adjusted net income available to common stockholders increased by 4.3% to $7.2 million in the second quarter of 2005 compared to $6.9 million in the second quarter of 2004.

Year-To-Date Financial Review
On a year-to-date basis, net sales increased $30.0 million, or 17.4%, to $202.5 million in fiscal 2005, up from $172.5 million in fiscal 2004. International sales, which are included in the wholesale segment, increased 53.8% to $12.3 million in fiscal 2005, compared to $8.0 million in fiscal 2004. As noted above, sales in the first quarter of 2005 benefited significantly from a roll out of certain products to all stores of a major mass merchant and we launched a line of panties to a national chain. Retail segment net sales for the first six months of fiscal 2005 decreased 0.8% to $24.8 million compared to $25.0 million for the first six months of fiscal 2004 as a result of fewer stores being operated during fiscal 2005. As noted above, Maidenform had 81 outlet stores open at the end of the second quarter of 2005 compared to 91 outlet stores open at the end of the second quarter of 2004. Retail segment same-store sales increased 2.0% for the first six months of fiscal 2005 versus the first six months of fiscal 2004.

GAAP operating income increased to $24.2 million for the first six months of fiscal 2005, up from a loss of $3.2 million for the first six months of fiscal 2004. Adjusting for the financial effect of the factors listed in the Second-Quarter Financial Review, non-GAAP adjusted operating income increased 30.1% to $27.2 million for the first six months of fiscal 2005, compared to $20.9 million for the first six months of fiscal 2004.

On a year-to-date basis, EBITDA increased to $29.0 million for the first six months of fiscal 2005, up from a loss of $0.1 million for the first six months of fiscal 2004. EBITDA, adjusted for the items discussed above, increased by 35.6% to $32.0 million for the first six months of fiscal 2005, compared to $23.6 million for the first six months of fiscal 2004.

GAAP net interest expense for the first six months of fiscal 2005 was $10.9 million, up from $3.9 million for the first six months of fiscal 2004. Adjusting for the effect of the June 29, 2005 amendment to the credit facility referenced in the Second-Quarter Financial Review, non-GAAP adjusted net interest expense on a year-to-date basis was $6.0 million for the first six months of fiscal 2005, as compared to $3.9 million for the first six months of fiscal 2004.

On a year-to-date basis for 2005, the Company’s effective income tax rate is 46.9% and reflects non-deductible expenses primarily associated with the initial public offering in July 2005 as discussed above. Excluding the unusual adjustments discussed above, the Company’s effective tax rate would have been approximately 40%. The Company’s cash tax rate, which represents the amount of taxes currently payable takes into consideration net operating loss carry-forwards and significant expenses and deductions related to the initial public offering, is currently estimated to be approximately 5% to 7% of pre-tax net income for full year fiscal 2005.

GAAP net income for the first six months of fiscal 2005 was $7.0 million and the GAAP net income available to common stockholders, after preferred stock dividends, was a loss of $8.5 million. This compares to a GAAP net loss of $6.6 million and a GAAP net loss available to common stockholders, after preferred stock dividends, of $8.8 million for the first six months of fiscal 2004. Non-GAAP adjusted net income and non-GAAP adjusted net income available to common stockholders increased 23.3% to $12.7 million for the first six months of fiscal 2005. This compares to non-GAAP adjusted net income and non-GAAP adjusted net income available to common stockholders of $10.3 million for the first six months of fiscal 2004.

Balance Sheet and Cash Flow
Total cash and cash equivalents at the end of the second quarter of 2005 was $7.2 million compared to $23.2 million at fiscal year end 2004. This decrease primarily reflects changes in working capital and the payment of a special dividend to preferred stockholders, partially offset by a borrowing on the Company’s revolving credit facility.

Total debt outstanding, including the current portion of long-term debt, at the end of the second quarter of 2005 was $160.4 million, an increase of $12.7 million from fiscal year end 2004. The second quarter 2005 figure includes $10.0 million drawn on the revolving credit facility in June 2005, which was fully repaid on August 1, 2005.

Cash flows used in operating activities for the first six months of fiscal 2005 were $12.8 million compared to cash provided from operations of $4.6 million for the first six months of fiscal 2004. The primary causes of this change were the increases in accounts receivable and inventories since the beginning of fiscal 2005. Accounts receivable at the end of the second quarter of 2005 increased to $51.9 million from $24.0 million at the end of the 2004 fiscal year. Additionally, inventories increased to $49.9 million at the end of the second quarter of 2005 from $37.1 million at the end of the 2004 fiscal year. Fiscal year end 2004 inventories were abnormally low as a result of an embargo on bras from China in effect at that time.

Credit Facility Amendment
On June 29, 2005, the Company amended its existing senior credit facility (including its revolving credit facility) by prepaying the total balance outstanding of $50.0 million on the second-lien term loan, which had an interest rate of LIBOR plus 7.5%. Simultaneously, Maidenform increased the borrowings on its first-lien term loan from $88.9 million to $150.0 million and modified the interest rate from LIBOR plus 2.75% to LIBOR plus 2.25%. Under this new facility, the Company’s interest rate will be reduced to LIBOR plus 2.00% on December 29, 2005. If the ratio of Maidenform’s total debt to EBITDA, as defined in the Company’s amended and restated credit agreement, is less than 3 to 1, then, after that date, interest rate will be further reduced to LIBOR plus 1.75%. In addition, the Company increased its revolving credit facility to $50.0 million from $30.0 million. In connection with this amendment, the Company expensed $4.9 million of deferred financing costs. Subsequent to this amendment, ongoing deferred financing costs included in interest expense are expected to be approximately $0.8 million annually.

Initial Public Offering
On July 22, 2005, the Company priced its initial public offering of 14.5 million shares at $17.00 per share, including the underwriter’s over-allotment option for 1.7 million shares.  Of the total offering, Maidenform sold 3.375 million shares, raising net proceeds of approximately $53.4 million. These proceeds were used to redeem all outstanding shares of the Company’s preferred stock and the amount of aggregate unpaid dividends which accrued at a rate of 15%, fees and expenses of the initial public offering, including a payment to terminate an advisory agreement, and to pay a separate advisory fee. In addition, shares of preferred stock acquired upon exercise of all outstanding preferred stock options in connection with the initial public offering were also redeemed. The Company did not receive any of the proceeds from the sale of shares by the selling stockholders.

Business Outlook
For full fiscal year 2005, Maidenform currently expects net sales to be in the range of $382 million to $392 million compared to $337 million in fiscal 2004. In addition, Maidenform expects non-GAAP adjusted operating income to be in the range of $46 million to $48 million and non-GAAP adjusted pre-tax income is expected to be in the range of $35 million to $37 million.

Commenting on the Company’s business outlook, Mr. Ward said, “We believe that Maidenform is poised to achieve continued positive growth and results through the remainder of 2005, creating value for our stockholders and rewarding them for their confidence in us.”

The above non-GAAP estimates for full fiscal year 2005 do not reflect either of the following:

▪	The estimated $1.7 million reduction in interest expense which would have resulted had the amended credit facility been in place during the first half of 2005

▪	The estimated $0.8 million for each of the first two quarters of additional public-company-related operating expenses

Additionally, the Company will realize additional cash flows as a result of its estimated cash tax rate of 5% to 7% of GAAP pre tax income.

Conference Call Information
The Company will broadcast its second-quarter conference call on August 30, 2005, at 10:30 a.m. EDT. To participate in the call, please dial 913-981-5519. To listen to the live broadcast over the internet, please log on to www.maidenform.com, go to “Investor Relations” and then click on the “Webcasts” link, and register. A replay of the call will be available online at www.maidenform.com and via telephone by dialing 719-457-0820 or 888-203-1112 and entering the passcode 5794256 shortly after the broadcast and through September 7, 2005.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 83-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Self Expressions®, Sweet Nothings®, BodymatesTM, Rendezvous® and Subtract®. Maidenform products are currently distributed in 48 foreign countries and territories.

This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,”  “believes,”  “estimates,”  “expects,”  “intends,”  “plans,”  “potential,”  “predicts,”  “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

(MFB-F)
Contacts:
Investor Relations	Media
Dorvin D. Lively	Laura Accettella
Executive Vice President and	Kekst and Company
Chief Financial Officer	(212) 521-4859
(201) 243-2101

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)
	Successor at	Successor at
	July 2, 2005	January 1, 2005
Assets
Current assets
Cash and cash equivalents	$7,184	$23,212
Accounts receivable, net	51,886	24,004
Inventories, net	49,910	37,067
Deferred income taxes	9,103	9,103
Prepaid expenses and other current assets	11,678	7,562
Total current assets	129,761	100,948
Property, plant and equipment, net	19,323	27,944
Goodwill	7,884	7,884
Intangible assets, net	101,418	101,998
Other non-current assets	3,633	5,357
Total assets	$262,019	$244,131

Liabilities and Stockholders’ Deficit
Current liabilities
Short-term debt	$10,445	$-
Current portion of long-term debt	1,500	12,162
Accounts payable	20,400	11,724
Accrued expenses and other current liabilities	20,559	22,334
Total current liabilities	52,904	46,220
Long-term debt	148,500	135,588
Deferred income taxes	10,714	7,002
Other non-current liabilities	8,678	8,596
Total liabilities	220,796	197,406

Preferred stock - Successor, subject to redemption, $0.01 par value; liquidation value $100; 50,000,000 shares authorized; 360,000 shares issued and outstanding	43,721	41,491
Common stock - Successor, subject to put option, $0.01 par value; 4,125,000 issued and outstanding (out of a total 100,000,000 shares)	5,891	6,356
Stockholders’ equity (deficit)
Common stock - Successor, $0.01 par value; 100,000,000 shares authorized; 15,675,000 shares issued and outstanding	157	157
Additional paid-in capital	-	2,098
Accumulated deficit	(8,715)	(3,368)
Accumulated other comprehensive income (loss)	169	(9)
Total stockholders’ deficit	(8,389)	(1,122)
Total liabilities and stockholders’ deficit	$262,019	$244,131

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
		For the period	For the period		For the period	For the period
		from	from		from	from
		May 11, 2004	March 28, 2004		May 11, 2004	December 28, 2003
		through	through		through	through
	July 2, 2005	June 26, 2004	May 10, 2004	July 2, 2005	June 26, 2004	May 10, 2004
Net sales	$102,291	$50,056	$43,841	$202,501	$50,056	$122,415
Cost of sales	64,283	39,210	25,897	130,173	39,210	77,113
Gross profit	38,008	10,846	17,944	72,328	10,846	45,302
Selling, general and administrative expenses	24,735	13,084	10,803	48,171	13,084	31,960
Acquisition-related charges	-	-	14,286	-	-	14,286
Operating income (loss)	13,273	(2,238)	(7,145)	24,157	(2,238)	(944)

Interest expense, net	8,007	1,680	1,494	10,904	1,680	2,180

Income (loss) before provision for income taxes	5,266	(3,918)	(8,639)	13,253	(3,918)	(3,124)
Income tax expense (benefit)	2,703	(1,516)	(1,083)	6,219	(1,516)	1,122
Net income (loss)	2,563	(2,402)	(7,556)	7,034	(2,402)	(4,246)
Preferred stock dividends and changes in redemption value	(14,102)	(2,145)	-	(15,550)	(2,145)	-
Net loss available to common stockholders	$(11,539)	$(4,547)	$(7,556)	$(8,516)	$(4,547)	$(4,246)
Basic loss per common share	$(0.58)	$(0.23)	$(0.55)	$(0.43)	$(0.23)	$(0.31)
Diluted loss per common share	$(0.58)	$(0.23)	$(0.55)	$(0.43)	$(0.23)	$(0.31)
Basic weighted average number of shares outstanding	19,800,000	19,800,000	13,727,879	19,800,000	19,800,000	13,727,879
Diluted weighted average number of shares outstanding	19,800,000	19,800,000	13,727,879	19,800,000	19,800,000	13,727,879

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended
	Successor	Successor	Predecessor
		For the period	For the period
		from May 11, 2004	from December 28, 2003
	July 2, 2005	through June 26, 2004	through May 10, 2004
Cash flows from operating activities
Net income (loss)	$7,034	$(2,402)	$(4,246)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	4,253	886	1,636
Amortization of intangible assets	580	138	-
Amortization of deferred financing costs	5,561	155	895
Purchase accounting step-up of inventory	-	10,842	-
Stock compensation	606	10	6,869
Deferred income taxes provision (benefit)	3,712	3,020	(1,637)
Tax provision from exercise of stock options	-	-	1,420
Other non-cash items	488	-	-
Net changes in operating assets and liabilities, (net of Acquisition)
Accounts receivable	(27,882)	1,228	(16,746)
Inventories	(12,843)	290	(6,358)
Prepaid expenses and other current and non-current assets	(4,147)	(384)	1,313
Accounts payable	8,676	(3,985)	6,874
Accrued expenses and other current and non-current liabilities	(3,379)	286	8,176
Income taxes payable	4,528	(4,690)	1,017
Net cash from operating activities	(12,813)	5,394	(787)
Cash flows from investing activities
Capital expenditures	(950)	(325)	(681)
Proceeds from sale of assets	920	-	-
Payments in connection with the Acquisition	-	(158,473)	-
Net cash from investing activities	(30)	(158,798)	(681)
Cash flows from financing activities
Short-term debt, net	445	283	-
Borrowings under revolving facility	10,000	12,500	109,391
Repayments under revolving facility	-	(40,765)	(101,661)
Term loan facility borrowings	61,037	150,000	-
Term loan facility repayments	(58,787)	(22,920)	(2,080)
Stock options purchased	(140)	-	-
Special cash dividends paid to preferred stockholders	(13,320)	-	-
Proceeds from issuance of preferred and common stock	-	57,000	-
Deferred financing costs	(2,428)	(6,684)	(217)
Net cash from financing activities	(3,193)	149,414	5,433
Effects of exchange rate changes on cash	8	41	(328)
Net (decrease) increase in cash	(16,028)	(3,949)	3,637
Cash and cash equivalents
Beginning of period	23,212	4,871	1,234
End of period	$7,184	$922	$4,871

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$5,258	$-	$884
Income taxes	$1,347	$-	$144

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION
(in thousands)
(unaudited)

	Three Months Ended July 2, 2005				Six Months Ended July 2, 2005
				Non-GAAP				Non-GAAP
	GAAP	Non-GAAP		Adjusted	GAAP	Non-GAAP		Adjusted
	Results	Adjustments		Results	Results	Adjustments		Results
Net sales	$102,291			$102,291	$202,501			$202,501
Cost of sales	64,283			64,283	130,173			130,173

Gross profit	38,008	-		38,008	72,328	-		72,328

Selling, general and administrative	24,735	(1,809)	(a)	22,926	48,171	(3,017)	(a)	45,154
Acquisition-related charges	-	-		-	-	-		-

Operating income	13,273	1,809		15,082	24,157	3,017		27,174
Interest expense, net	8,007	(4,943)	(b)	3,064	10,904	(4,943)	(b)	5,961

Income before provision for income taxes	5,266	6,752		12,018	13,253	7,960		21,213

Income tax expense	2,703	2,104	(c)	4,807	6,219	2,266	(c)	8,485

Net income	2,563	4,648		7,211	7,034	5,694		12,728

Preferred stock dividents and changes in redemption value	(14,102)	14,102	(d)	-	(15,550)	15,550	(d)	-

Net income (loss) available to common stockholders	$(11,539)	$18,750		$7,211	$(8,516)	$21,244		$12,728

EBITDA	$16,003	$1,809		$17,812	$28,990	$3,017		$32,007

Footnotes:
(a) For the three and six month periods, elimination of Initial Public Offering expenses of $1.3 million and $1.9 million, respectively, restructuring expenses of $0.3 million and $0.6 million, respectively, and elimination of a portion of stock compensation expenses (cheap stock) of $0.2 million and $0.5 million, respectively. These periods do not include additional public expenses that will be incurred beginning in the third quarter of 2005 of approximately $0.8 million quarterly.

(b) For the three and six month periods, elimination of $4.9 million of deferred financing costs and a prepayment penalty as a result of amending the credit facilities. On going deferred financing expense will be approximately $0.8 million annually.

(c) For the three and six month periods, adjustment of income taxes from the reported effective income tax rate to a "statutory tax rate" of approximately 40% which eliminates the impact of the non-deductible expenses primarily associated with the initial public offering. The "cash tax" rate, which represents the amount of taxes payable and takes into consideration the utilization of net operating loss carry-forwards, is estimated to be approximately 5% to 7% of pre-tax GAAP income for 2005.

(d) For the three and six month periods, elimination of dividends of $14.1 million and $15.5 million on redeemable 15% cumulative preferred stock redeemed in connection with the consummation of the initial public offering on July 27, 2005.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION
(in thousands)
(unaudited)

	Three Months Ended June 24, 2004				Six Months Ended June 24, 2004
				Non-GAAP				Non-GAAP
	GAAP	Non-GAAP		Adjusted	GAAP	Non-GAAP		Adjusted
	Results	Adjustments		Results	Results	Adjustments		Results
Net sales	$93,897			$93,897	$172,471			$172,471
Cost of sales	65,107	(9,842)	(a)	55,265	116,323	(9,842)	(a)	106,481

Gross profit	28,790	9,842		38,632	56,148	9,842		65,990

Selling, general and administrative	23,887	-		23,887	45,044	-		45,044
Acquisition-related charges	14,286	(14,286)	(b)	-	14,286	(14,286)	(b)	-

Operating income	(9,383)	24,128		14,745	(3,182)	24,128		20,946
Interest expense, net	3,174	-		3,174	3,860	-		3,860

Income before provision for income taxes	(12,557)	24,128		11,571	(7,042)	24,128		17,086

Income tax expense	(2,599)	7,227	(c)	4,628	(394)	7,228	(c)	6,834

Net income	(9,958)	16,901		6,943	(6,648)	16,900		10,252

Preferred stock dividends and changes in redemption value	(2,145)	2,145	(d)	-	(2,145)	2,145	(d)	-

Net income (loss) available to common stockholders	$(12,103)	$19,046		$6,943	$(8,793)	$19,045		$10,252

EBITDA	$(7,811)	$24,128		$16,317	$(521)	$24,128		$23,607

Footnotes:
(a) For the three and six month periods, elimination of non-cash purchase accounting adjustments of $10.8 million to record inventory at fair market value and the reversal of a $1.0 million reserve related to a supplier advance deemed no longer necessary.

(b) For the three and six month periods, elimination of non-recurring expenses of $14.3 million associated with the transaction on May 10, 2004.

(c) For the three and six month periods, adjustment of income taxes from the reported effective income tax rate to a "statutory tax rate" of approximately 40%.

(d) For the three and six month periods, elimination of dividends of $2.2 million on redeemable 15% cumulative preferred stock redeemed in connection with the consummation of the initial public offering on July 27, 2005.

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